Media contact:
Karla Olsen,
senior manager, media relations
Phone: 888.613.0003
FAX: 316.261.6769 karla_olsen@wr.com
Investor contact:
Bruce Burns,
director, investor relations
Phone: 785.575.8227 bruce_burns@wr.com

WESTAR ENERGY SELLS REMAINDER OF ONEOK STOCK

Sale marks completion of important step in Debt Reduction and Restructuring Plan.

TOPEKA, Kan., Nov. 21, 2003 — Westar Energy, Inc. (NYSE: WR) today announced that it has agreed to sell all its remaining shares in ONEOK, Inc. (NYSE: OKE) stock to Cantor Fitzgerald & Co.

The sale includes approximately 13.4 million shares of Series D Non-Cumulative Convertible Preferred Stock to be converted into shares of ONEOK common stock and approximately 283,000 shares of ONEOK common stock. Westar Energy is to receive a price of $19.15 per share, which represents a discount to ONEOK’s November 20 opening price of 2.7%. The sale will produce approximately $262 million in gross proceeds and is expected to close Tuesday, November 25.

Westar Energy will use the net proceeds of the sale to reduce its debt.

“With this transaction, we have reached another important milestone in our Debt Reduction and Restructuring Plan and we are pleased to have done so ahead of schedule,” said Mark Ruelle, executive vice president and chief financial officer. “We continue to focus on our goal of returning to a pure, Kansas electric utility.”

Westar Energy, Inc. (NYSE: WR) is the largest electric utility in Kansas and owns interests in monitored security and other investments. Westar Energy provides electric service to about 654,000 customers in the state. Westar Energy has nearly 6,000 megawatts of electric generation capacity and operates and coordinates more than 34,800 miles of electric distribution and transmission lines. The company has total assets of approximately $6.1 billion, including security company holdings through ownership of Protection One, Inc. (NYSE: POI). Through its ownership in ONEOK, Inc. (NYSE: OKE), a Tulsa, Okla.-based natural gas company, Westar Energy has, prior to the completion of this transaction, a 15% percent interest in one of the largest natural gas distribution companies in the nation, serving nearly 2 million customers.

For more information about Westar Energy, visit us on the Internet at http://www.wr.com.

Forward-looking statements: Certain matters discussed in this news release are “forward-looking statements.” The Private Securities Litigation Reform Act of 1995 has established that these statements qualify for safe harbors from liability. Forward-looking statements may include words like we “believe,” “anticipate,” “target,” “expect,” “pro forma,” “estimate,” “intend” or words of similar meaning. Forward-looking statements describe our future plans, objectives, expectations or goals. Any forward-looking statement speaks only as of the date such statement was made, and we do not undertake any obligation to update any forward-looking statement to reflect events or circumstances after the date on which such statement was made except as required by applicable laws or regulations.